Consent of Independent Registered Public Accounting Firm

 We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated April 11, 2013, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York and to the use of our report dated April 30, 2013, with respect to the financial statements of Variable Annuity Account B – SecureDesigns® Variable Annuity Account, included in Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-120600) and the related Statement of Additional Information accompanying the Prospectus for the SecureDesigns® Variable Annuity.

 /s/ Ernst & Young LLP

Kansas City, Missouri
April 30, 2013